Exhibit 99.1

January 1, 2014

Chrysler Group Announces Agreement With UAW Calling for Contributions to VEBA Trust and Also Announces a Special Distribution

January 1, 2014 , Auburn Hills, Mich.—Chrysler Group and the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America (the “UAW”) have agreed to a memorandum of understanding to supplement Chrysler Group’s existing collective bargaining agreement. Under the MoU, Chrysler Group will provide additional contributions to the VEBA Trust of an aggregate of $700 million in four equal annual installments. The initial payment will be made on closing of a transaction in which the VEBA Trust will sell to Fiat North America, one of Fiat’s wholly owned subsidiaries, all of the VEBA Trust’s equity interest in Chrysler. Additional payments of $175 million will be payable on each of the next three anniversaries of the initial payment. Chrysler Group expects to fund the initial contribution to the VEBA Trust from available cash on hand.

In consideration for these contributions, the UAW will agree to certain commitments to continue to support the industrial operations at Chrysler Group and the further implementation of the Fiat-Chrysler alliance, including to use best efforts to cooperate in the continued roll-out of Fiat-Chrysler World Class Manufacturing programs, actively participate in benchmarking efforts associated with implementation of these programs across all of Fiat-Chrysler manufacturing sites to ensure objective performance assessments and provide for proper application of WCM principles and actively assist in the achievement of the Group’s long-term business plan.

The Chrysler Group Board of Directors has also determined to support the declaration and payment by Chrysler Group of a special distribution in an aggregate amount of approximately $1,900 million,1 subject to the Board completing its diligence and receiving independent assurance regarding the distribution payment capacity of Chrysler Group, a process that management expects will be completed on or before January 20, 2014

Fiat to acquire remaining equity interests in Chrysler Group LLC from VEBA Trust.

For more information: http://www.fiatspa.com/en-US/Pages/home.aspx

Additional information and news from Chrysler Group LLC is available at http://www.media.chrysler.com.

[1]	FNA’s portion of the special distribution will be paid by FNA to the VEBA Trust as part of the purchase consideration.

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